Exhibit 23.2

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan, as amended effective August 1, 2012, of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Minneapolis, Minnesota

August 7, 2012